NEWS RELEASE

For Immediate Release	Investors:	Media:
	Bill Marshall	Scott Golden
	VP, Investor Relations	Director, Communications & Engagement
	804-287-8108	804-484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Announces
Executive Leadership Team Changes

RICHMOND, Va. – Dec. 16, 2024—Performance Food Group Company (PFG) (NYSE: PFGC) is pleased to announce its board of directors has approved two changes to PFG’s leadership team. Effective Jan. 1, 2025, Scott McPherson has been promoted to President & Chief Operating Officer (COO), while Craig Hoskins will transition into the newly established position of Executive Vice President (EVP) & Chief Development Officer.

In his new role, McPherson will continue overseeing PFG’s three business segments: Foodservice, Convenience and Vistar. He will focus on the company’s growth and will be responsible for all aspects of these businesses. McPherson will report to George Holm, PFG’s Chairman & Chief Executive Officer (CEO).

Throughout his 30-year career, McPherson has held numerous leadership positions with Core-Mark including Senior Vice President roles for the company’s U.S. Division, Corporate Development, COO, and President and Chief Executive Officer (CEO). Most recently, he served as EVP & Chief Field Operations Officer, PFG.

Craig Hoskins will now lead the integration efforts of PFG’s two recent acquisitions, Cheney Brothers Inc. and Jose Santiago Inc., to help ensure the company maximizes the strengths of these two exceptional organizations across the PFG enterprise.

For the past three years, Hoskins has served as President & COO of PFG. He has also held positions as President & CEO, Performance Foodservice, and President & CEO, PFG Customized. His career with PFG began in 1990 with the legacy company that became Vistar, where he successively held roles in marketing, sales, purchasing and operations.

“At PFG, we believe that having a strong leadership team is one of the cornerstones of our success,” said Holm. “By investing in the development of our leaders, we ensure our team is equipped to drive innovation, foster growth, and seamlessly navigate an ever-evolving marketplace.”

About Performance Food Group Company
Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to more than 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 100 company is achieved through our more than 40,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, including how you can join our team, visit pfgc.com.